Exhibit 77Q1

                                    EXHIBITS

(a)(1) Amendment No. 31 dated February 25, 2003 to Amended and Restated Declaration of Trust of ING Mutual Funds filed with Post-Effective Amendment No. 97 to ING Mutual Funds Registration Statement on June 19, 2003 and incorporated herein by reference.

(a)(2) Amendment No. 32 dated February 25, 2003 to Amended and Restated Declaration of Trust of ING Mutual Funds filed herewith.

(a)(3) Amendment No. 33 dated May 1, 2003 to Amended and Restated Declaration of Trust of ING Mutual Funds filed herewith.

(a)(4) Amendment No. 34 dated April 14, 2003 to Amended and Restated Declaration of Trust of ING Mutual Funds filed herewith.

(e)(1) Sub-Advisory Agreement dated December 5, 2002 between ING Investments, LLC and ING Investment Management Advisors B.V. with regard to ING Emerging Countries Fund and ING Russia Fund filed herewith.